Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-171926 on Form S-8 of Rent-A-Center, Inc. of our report dated June 28, 2019 appearing in this Annual Report on Form 11-K of Rent-A-Center East, Inc. Retirement Savings Plan for Puerto Rico Employees for the year ended December 31, 2018.

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota
June 28, 2019